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                                                                       EXHIBIT 5

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                                                                    June 8, 1995


                                  $100,000,000
                                  ------------
                            Cincinnati Milacron Inc.
                            ------------------------
                             7-7/8% Notes due 2000
                             ---------------------


Dear Sirs:

          We have acted as special counsel to Cincinnati Milacron Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") of the Company, filed on June 8, 1995, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to $100,000,000 aggregate principal amount of the Company's 7-7/8% Notes Due 2000 (the "New Notes") to be offered in exchange for an equal principal amount of the Company's outstanding 7-7/8% Notes Due 2000 (the "Old Notes"), pursuant to a Prospectus (the "Prospectus") contained in the Registration Statement.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Certificate of Incorporation and By-laws of the Company, as amended through the date hereof,
(b) certain records of proceedings of the Board of Directors of the Company, (c) the Registration Statement, (d) the Indenture dated as of July 1, 1985, as supplemented by the First Supplemental Indenture dated as of February 26, 1987, the Second Supplement Indenture dated as of March 16, 1994 and the Third Supplemental Indenture dated as of May 17, 1995 (as so supplemented, the "Indenture"), between the Company and
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BankAmerica National Trust Company (formerly BankAmerica Trust Company of New
York), as Trustee (the "Trustee").

          Based on the foregoing, we are of opinion that the New Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, will be duly issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture; and that the statements contained in the Prospectus under the heading "Certain Federal Income Tax Considerations" accurately describe the material United States Federal income tax consequences to a holder of Old Notes that exchanges Old Notes for New Notes.

          We are admitted to practice only in the State of New York and, accordingly, we do not express any opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          We hereby consent to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the issuance of the New Notes and to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,



                              Cravath, Swaine & Moore

Cincinnati Milacron Inc.
   4701 Marburg Avenue
      Cincinnati, Ohio 45209

4NS